Exhibit 99.2
[FORM OF LETTER TO BENEFICIAL HOLDERS]
Up to 2,911,957 Shares of Common Stock
_______, 2011
To Security Dealers, Commercial Banks,
Trust Companies and Other Nominees:
     This letter is being distributed to securities dealers, commercial banks, trust companies, and other nominees in connection with the rights offering (the “Rights Offering”) by T Bancshares, Inc. (the “Company”) of shares of its common stock, par value $0.01 per share (the “Common Stock”), issuable upon the exercise of nontransferable subscription rights (the “Subscription Rights”) distributed to all holders of record (the “Recordholders”) of Common Stock as of 5:00 p.m., New York City time, on __________, 2011 (the “Record Date”). The Subscription Rights are described in the Prospectus, dated __________, 2011 (the “Prospectus”).
     Enclosed are copies of the following documents:
1.	Prospectus;

2.	A form of letter and instructions that may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee;

3.	Notice of Guaranteed Delivery for Rights Certificates Issued by T Bancshares, Inc.;

4.	Nominee Holder Certification; and

5.	A return envelope addressed to the Subscription Agent
     Your prompt delivery of the enclosed materials to the beneficial owner of our Common Stock is requested. To exercise the Subscription Rights, you should deliver the properly completed and signed Rights Certificate (or Notice of Guaranteed Delivery if you are following the Guaranteed Delivery Procedures), with payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to the Basic Subscription Right and the Oversubscription Privilege, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Rights Certificate or Notice of Guaranteed Delivery with payment of the Subscription Price, including final clearance of any checks, before the Expiration Date. Failure to return the properly completed Rights Certificate with the correct payment will result in your not being able to exercise the Subscription Rights held in your name on behalf of yourself or other beneficial owners. A Subscription Rights holder cannot revoke the exercise of Subscription Rights. Subscription Rights not exercised before 5:00 p.m., New York City time, on the Expiration Date will expire.
     All commissions, fees, and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of American Stock Transfer & Trust Co. (the “Subscription Agent”) and D.F. King & Co., Inc. (the “Information Agent”), incurred in connection with the exercise of the

Subscription Rights will be for the account of the holder of the Subscription Rights, and none of such commissions, fees, or expenses will be paid by the Company, the Subscription Agent or the Information Agent.
     Additional copies of the enclosed materials may be obtained from the Subscription Agent, whose telephone number is (877) 248-6417, or the Information Agent, whose telephone number is (800) 829-6551. Any questions or requests for assistance concerning the Rights Offering should be directed to the Subscription Agent, the Information Agent, Patrick Howard, President and CEO of the Company, or Ken Bramlage, Senior Vice President and CFO of the Company, at (972) 720-9000.
Very truly yours,
T Bancshares, Inc.
NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF T BANCSHARES, INC., THE SUBSCRIPTION AGENT, INFORMATION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.

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